Exhibit 10.1

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT-ROIC

PARTICIPANT:	«FIRST_NAME» «MIDDLE_INITIAL». «LAST_NAME»
DATE OF GRANT:	[INSERT]
NUMBER OF PERFORMANCE UNITS:	«PUROIC_SHARES»
PERFORMANCE PERIOD:	[UPDATE]

This Agreement is entered into between Packaging Corporation of America, a Delaware corporation (the “Company”), and the Participant named above. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:

1.

Grant of Performance Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), the Company hereby awards to the Participant the number of performance units stated above (the “Performance Units”).

2.

Governing Documents. This Agreement and the Performance Units awarded hereby are subject to all the restrictions, terms and provisions of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”) which are herein incorporated by reference and to the terms of which the Participant hereby agrees. Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3.

No Stockholder Rights. The Performance Units shall be a book entry credited in the name of the Participant representing a Full Value Award under the Plan and are not actual Shares. The Participant shall not have the right to vote the Performance Units.

4.

Vesting. Except as otherwise provided in the Plan and subject to paragraph 6 hereof, the Participant’s Performance Units covered hereby may (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date (as defined on Exhibit A). The terms and conditions of vesting, and the number of Shares to be paid out upon vesting, shall be as provided on Exhibit A.

5.

Forfeiture Upon Separation from Service. Except as provided by the Company’s Compensation Committee or the Board of Directors or as set forth on Exhibit A, upon the Participant’s Termination Date prior to a Vesting Date for any reason, all Performance Units granted hereunder shall be forfeited for no consideration and the Participant shall have no further rights under or with respect to the Performance Units.

6.

Recovery of Unearned Compensation. The Performance Units are subject to the Company’s compensation recovery policy as shall be in effect from time to time, including, as of the date of this Award, the policy adopted by the Company as of December 1, 2023.

7.

Dividend Equivalents. Dividend equivalents are hereby granted on the Performance Units, which shall accrue to the extent that dividends are declared on shares of Common Stock as described in your Notice of Award. Any dividend equivalents shall be subject to the same vesting and payment conditions as the Performance Units to which they relate.

8.

Section 409A Compliance. It is the intention that this Agreement conform and be administered in all respects in a manner that complies with Section 409A of the Code; provided, however, that the Company does not make any representations or guarantees of the tax treatment of the Award under Section 409A or otherwise.

Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder is subject to Section 409A of the Code, (ii) such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and (iii) the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether the Participant has had a separation from service shall be determined in accordance with Section 409A of the Code.

9.	Miscellaneous.

(a)

Modification/ Binding Effect. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives. By signing this Agreement, the Participant acknowledges and expressly agrees that the Participant has read the Agreement and the Plan and agrees to their terms.

(b)

No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries.

(c)

Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(d)

Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(e)

Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Performance Units evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Performance Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Shares is unknown and cannot be predicted with certainty.

(f)

Compliance with Securities Laws; Share Availability. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity. Notwithstanding any other provision of the Plan to the contrary, in the event that there are not sufficient shares of Common Stock reserved for issuance under the Plan (the issuance of which has been approved by the Company’s stockholders) at the time an Award is to be paid or settled, the Award shall be forfeited, in whole or in part, to the extent that sufficient shares of Stock are not available.

(g)

Employee Data Privacy. By entering into this Agreement and accepting the Performance Units evidenced hereby, the Participant: (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (ii) waives any data privacy rights the Participant may have with respect to such information; and (iii) authorizes the Company and its agents to store and transmit such information in electronic form.

(h)

Consent to Electronic Delivery. By entering into this Agreement and accepting the Performance Units evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Units via Company web site or other electronic delivery.

(i)	Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the Date of Grant written above.

PACKAGING CORPORATION OF AMERICA

BY:
	Vice President and Chief Human Resources Officer	«FIRST_NAME» «MIDDLE_INITIAL». «LAST_NAME»

Exhibit A

ROIC Performance Units

Vesting Provisions

1. Vesting Date. The term “Vesting Date” means, with respect to the vesting of Performance Units pursuant to this Exhibit A, [INSERT DATE], provided, however, that, in the event the Participant’s Termination Date occurs due to death or Disability, the “Vesting Date” shall be the Participant’s Termination Date; and provided further that, if a Change in Control occurs, the “Vesting Date” shall be determined under paragraph 4. The amount of Shares to be paid out shall be determined in accordance with paragraph 2, 3 or 4 as applicable. Dividend equivalents shall be paid on all Shares paid out upon vesting pursuant to Section 7 of the Performance Unit Agreement.

2. ROIC Peer Group Rank. The Performance Criterion applicable to the Award is return on invested capital, or “ROIC” as more fully described in your Notice of Award. In determining the actual number of Shares to be paid out pursuant to this Exhibit A on the Vesting Date, the Committee shall determine the Company’s average ROIC (as defined in your Notice of Award) over the four years comprising the Performance Period (i.e., the arithmetic mean of ROICs for the four individual years) and compare such number against the average ROIC for the companies included in the Peer Group (as defined in your Notice of Award). The performance and payout scale is set forth in your Notice of Award.

As described in your Notice of Award, after the end of the Performance Period, the Committee shall determine the Company’s performance against the Peer Group and the number of Shares to be paid out upon vesting and the Company shall pay out such number of Shares in settlement of this Award. Such payment and settlement shall occur as soon as practicable following the applicable Vesting Date but in no event later than 2-1/2 months following the year in which the applicable Vesting Date occurs.

3. Vesting Upon Death, Disability or Retirement. In the event that the Participant’s Termination Date occurs prior to the Vesting Date occurring on [DATE] as specified in paragraph 1 on account of death, Disability or Retirement, the Performance Units shall vest as provided below:

(a) If the Participant’s Termination Date occurs due to death or Disability, the Performance Units shall vest as of the Termination Date (which shall be the Vesting Date set forth in paragraph 1) and the number of Shares to be paid out to such Participant shall be equal to the number that would be paid out pursuant to paragraph 2 based upon performance through the end of the calendar year immediately preceding the Termination Date; provided, however, that if the Termination Date occurs as a result of death or Disability prior to the end of the first full calendar year in the Performance Period, the number of Shares to be paid out shall equal 100% of the number of Performance Units.

(b) If the Participant’s Termination Date occurs due to Retirement (as defined below), the Performance Units shall vest on the Vesting Date occurring on [DATE] as specified in paragraph 1 (notwithstanding that the Participant’s Termination Date has occurred prior to such date) provided that (1) the date of Retirement occurs at least twelve months after the Grant Date, (2)

the Participant provides the Company with advance written notice of the Participant’s date of Retirement at least twelve months prior to the actual date of Retirement (and such date of Retirement does not occur prior to the date specified in the advance written notice), and (3) the Participant has entered into a restrictive covenant agreement (“Restrictive Covenant Agreement”) with the Company on or prior to the Termination Date and complies with the terms thereof. For the avoidance of doubt, continued vesting of the Performance Units following the Participant’s Retirement shall be in consideration of the Participant entering into a Restrictive Covenant Agreement. The number of Shares to be paid out shall be determined pursuant paragraph 2 based upon actual performance through the entire Performance Period.

For purposes of this Award, the term “Retirement” means the Participant’s Termination Date that occurs on or after the date on which (A) the Participant has reached at least age 55 and (B) the sum of the Participant’s age and service with the Company and its Subsidiaries equals at least 70 and if the Termination Date does not occur for any other reason.

4. Vesting Upon Change in Control. If a Change in Control occurs prior to the applicable Vesting Date determined pursuant to paragraph 1 or 3, the then outstanding Performance Units shall vest, with the “Vesting Date” being the date of such Change in Control. In such case, the number of Shares to be paid out shall equal the number that would be paid out pursuant to paragraph 2 based upon performance through the end of the calendar year immediately preceding such Change in Control. If such Change in Control occurs prior to the end of the first full calendar year in the Performance Period, the number of Shares to be paid out shall equal 100% of the number of Performance Units. The number of Shares to be paid out pursuant to a Change in Control as determined pursuant to the previous two sentences shall be defined as the “Change in Control Vest Amount.” Notwithstanding the foregoing, the Performance Units shall not vest and shall not be paid out upon a Change in Control if an award meeting the following requirements (the “Replacement Award”) is provided in substitution hereof:

(i)

it relates to equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control and such equity securities are publicly traded and registered under the Securities Exchange Act of 1934;

(ii)	it has a value at least equal to the value of this Award as of the date of the Change in Control as determined by the Committee, assuming payout at the Change in Control Vest Amount;

(iii)

it does not contain any performance goals and shall be paid out at the Change in Control Vest Amount subject only to continued service with the Company or its successor (and their affiliates) following the Change in Control through the [fourth anniversary of the Grant Date];

(iv)

its forfeiture provisions, transfer restrictions and any other restrictions lapse upon the applicable Vesting Date determined under this Award; provided, however, that such restrictions shall lapse, and the Award shall fully vest and be paid out at the Change in Control Vest Amount, if within two years after the date of the Change in Control, the Participant’s Termination Date occurs as a result of termination by the Company (or its successor) without Cause or the Participant’s resignation for Good Reason; and

(v)

the other terms and conditions of the Replacement Award relating to service conditions, dividend equivalents and a subsequent change in control are not less favorable to the Participant than the terms and conditions of this Award.

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this Award or such other form approved by the Committee provided that the preceding requirements of this subsection are satisfied. The determination of whether the requirements are satisfied shall be made by the Committee, as constituted immediately prior to the Change in Control, in its sole discretion. In the event of a Change in Control, Participant agrees to accept a Replacement Award meeting the above conditions in substitution of this Award.

“Good Reason” means: (1) a change in the Participant’s job title or position, which results in a material diminution in authority, duties or responsibilities; (2) any material breach by the Company (or its successor) of this agreement or any material obligation of the Company for the payment or provision of compensation or other benefits to the Participant; (3) a material diminution in Participant’s compensation or a failure by the Company (or its successor) to provide an arrangement for the Participant for any fiscal year of the Company (or its successor) giving the Participant the opportunity to earn an incentive award for such year; or (4) the Company (or its successor) requires Participant to materially change the location of Participant’s primary tax home ; provided such new location is one in excess of 35 miles from the location of Participant’s primary tax home before such change. In order to constitute a termination for “Good Reason,” the Participant must provide the Company (or its successor) with notice of the event constituting Good Reason within 60 days of the initial occurrence thereof, the Company (or its successor) shall have 30 days to cure such event and, if the event is not cured within such period, the Participant must resign for Good Reason effective no later than 30 days following the Company’s failure to cure the event.